Exhibit 99.1

NEWS MEDIA CONTACT:

Sears Holdings Public Relations

(847) 286-8371

FOR IMMEDIATE RELEASE:

Nov. 14, 2012

SEARS HOLDINGS CORPORATION COMPLETES PARTIAL SPIN-OFF

OF ITS INTEREST IN SEARS CANADA INC.

HOFFMAN ESTATES, Ill. – Sears Holdings Corporation (NASDAQ: SHLD) (“Sears Holdings”) today announced that it completed its previously announced spin-off of a portion of its interest in Sears Canada Inc. (TSX: SCC) (“Sears Canada”). Sears Holdings distributed approximately 44.5% of the total issued and outstanding common shares of Sears Canada on a pro rata basis to holders of Sears Holdings common stock. Following the partial spin-off, Sears Holdings has an approximately 51% ownership interest in Sears Canada.

The partial spin-off was effective at 11:59 p.m. EST on November 13, 2012. At that time Sears Holdings’ stockholders received 0.4283 Sears Canada common shares for every share of Sears Holdings common stock held as of the close of business on November 1, 2012, the record date for the spin-off. The distribution is taxable to Sears Holdings’ stockholders for Canadian and U.S. federal income tax purposes.

Sears Holdings will continue to be listed on the NASDAQ Global Select Market under the symbol “SHLD,” and Sears Canada will continue to be listed on the Toronto Stock Exchange under the symbol “SCC”.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or country in which such offer, solicitation or sale would be unlawful.

About Sears Holdings Corporation

Sears Holdings Corporation is a leading integrated retailer with over 2,600 full-line and specialty retail stores in the United States and Canada and the home of SHOP YOUR WAY, a social shopping experience where members have the ability to earn points and receive benefits across a wide variety of physical and digital formats through ShopYourWay.com. Sears Holdings is the leading home appliance retailer as well as a leader in tools, lawn and garden, fitness equipment and automotive repair and maintenance. Key proprietary brands include Kenmore, Craftsman and DieHard, with a broad apparel offering, including such well-known labels as Lands’ End, the Kardashian Kollection, Jaclyn Smith and Joe Boxer, as well as Sofia by Sofia Vergara and The Country Living Home Collection. We are the nation’s largest provider of home services, with more than 15 million service and installation calls made annually and have a long-established commitment to those who serve in the military through initiatives like the Heroes at Home program. We have been named the 2011 Mobile Retailer of the Year, Recipient of the 2012 ENERGY STAR® “Corporate Commitment Award” for Product Retailing and Energy

Management and one of the Top 20 Best Places to Work for Recent Grads. Sears Holdings Corporation operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation. For more information, visit Sears Holdings’ website at www.searsholdings.com. Twitter: @searsholdings | |Facebook: http://www.facebook.com/SHCCareers